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Exhibit 99

COMPUMED, INC. ANNOUNCES SECOND QUARTER FISCAL 2003
FINANCIAL RESULTS

        Los Angeles—May 15, 2003—CompuMed, Inc. (BB: CMPD)—a medical informatics company serving the healthcare community with diagnostic software solutions—today announced fiscal 2003 results for the second quarter, which ended March 31, 2003.

        Total revenues for the second quarter of fiscal 2003 were $482,000, compared to $511,000 for the second quarter of fiscal 2002. Net loss for the second quarter of fiscal 2003 was $59,000, or $0.00 per share, compared to a loss of $79,000, or $0.00 per share for the same quarter of fiscal 2002. The Company's cash, cash equivalents and marketable securities balance was $210,000 on March 31, 2003.

        During the quarter ending March 31, management continued to concentrate on expanding distribution of CompuMed's patented OsteoGram® system, which uses standard hand x-rays and computer imaging technology to cost-effectively screen, diagnose and manage osteoporosis. As management addressed distribution issues, most of CompuMed's second quarter revenue was generated by its profitable ECG (electrocardiogram) business.

        During the fiscal second quarter, new OsteoGram® distributors were added in China and Korea. The Company expects to further strengthen its distribution network during the coming quarter by adding distributors in South America, South Asia and several countries in the Middle East. In addition, CompuMed's R&D team neared completion of a DICOM version of the OsteoGram® software, which will enable imaging manufacturers to market the product on new and existing digital platforms. DICOM is the computer protocol used by digital imaging platforms that will eventually replace current film-based x-ray machines. The conversion to digital radiography systems is a high growth market, with the conversion rate exceeding 60% in some European countries. The U.S. market is expected to follow the pioneering efforts of its European counterparts.

        "We are pleased that our loss for the fiscal second quarter was reduced by 25% compared to the same period last year, and that the loss was confined mostly to the month of January," said CompuMed CEO, Jerry McLaughlin. "In addition, we are making progress with a strategic shift in focus towards the high growth digital imaging market. We plan to build relationships with one or more imaging manufacturers to market the OsteoGram® system and develop new medical imaging applications that support radiologists and orthopedic surgeons in their daily routines."

About CompuMed:

        Founded in 1973, CompuMed, Inc. (BB: CMPD) is a leading provider of computer-aided telemedicine and diagnostics technology. The company's core products are the OsteoGram® and CardioGram systems. The OsteoGram, which is cleared by the FDA for commercial use, is an accurate and precise technology for low-cost osteoporosis testing. The CardioGram system remotely interprets electrocardiograms and is used by private practice, government and corporate healthcare providers nationwide. The CardioGram has the additional capability to automatically provide an over-read by a Board Certified cardiologist. CompuMed is headquartered in Los Angeles. Visit CompuMed at www.compumed.net.

        This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, ability to raise capital, the availability of appropriate acquisition candidates and/or business partnerships, economic conditions, the impact of competition and pricing, capacity and supply constraints or difficulties, government regulation and other risks defined in this document. All such forward-looking statements whether written or oral, and whether made by or on behalf of the Company are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

        Contact: Erik Deutsch of Tellem Worldwide, +1-310-479-6111, × 15 edeutsch@tellem.com

(Tables follow)

CompuMed, Inc.
Selected Financial Data
$ Thousands (except per share data)

	For the Three Months ended March 31,		For the Six Months ended March 31,
	2003	2002	2003	2002
Total Revenues	$482	$511	$934	$963
Net Loss from Operation	(73)	(92)	(230)	(244)
Net Loss	(59)	(79)	(207)	(223)
Net Loss per Share	(0.00)	(0.00)	(0.01)	(0.01)
Weighted average number of common shares outstanding	17,869,309	17,869,309	17,869,309	17,869,309

March 31, 2003
Cash, Cash Equivalents and Marketable Securities	$210
Accounts Receivable	265
Total Current Assets	523
Total Assets	870
Total Current Liabilities	247
Total Stockholders' Equity	620

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COMPUMED, INC. ANNOUNCES SECOND QUARTER FISCAL 2003 FINANCIAL RESULTS